SCHEDULE 14A INFORMATION
                        Proxy Statement Pursuant to Section
                        14(a) of the Securities Exchange Act
                        of 1934


Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for the Use of the Commission
Only (as permitted by rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                    ACCENT COLOR SCIENCES, INC.
         (Name of Registrant as Specified In Its Charter)


          (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

/X/ No fee required

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

/ / Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:


/ / Fee paid previously by written preliminary materials.


/ / Check box if any part of the fee is offset as
provided by Exchange Act Rule 0-11(a)(2) and identify the
filing for which the offsetting fee was paid previously.
Identify the previous filing by
registration statement number, or the Form or Schedule and the date of its filing.
   1) Amount Previously Paid:
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                   ACCENT COLOR SCIENCES, INC.
                    800 Connecticut Boulevard
                    East Hartford, CT  06108





                          April 1, 1998





Dear Shareholder:

    You are cordially invited to attend the fifth Annual Meeting of Shareholders of Accent Color Sciences, Inc. on Friday, May 8, 1998, at 10:30 a.m. at the offices of the Company. As part of this year's Annual Meeting, you will have an opportunity to hear a report on the operations of the Company, as well as ask questions that you might have about Accent Color.

    There are several important matters on the agenda for the meeting. Your vote is important, regardless of the number of shares that you hold. We would appreciate it if you would promptly execute and return the proxy card enclosed with this material.


                    Sincerely,



                    Richard J. Coburn
                    Chairman of the Board



                    Norman L. Milliard
                    President and Chief Executive Officer

Enclosures


                  ACCENT COLOR SCIENCES, INC.
                   800 Connecticut Boulevard
                    East Hartford, CT  06103

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         April 1, 1998

To the Shareholders of
Accent Color Sciences, Inc.:

    The Annual Meeting of Shareholders of Accent Color Sciences,
Inc. will be held at the offices of the Company, at 800
Connecticut Boulevard, East Hartford, Connecticut on Friday,
May 8, 1998, at 10:30 a.m., local time, for the following purposes:

        1. To elect three directors (two Class 2 directors and one Class 1 director);

        2. To ratify the sale and issuance by the Company of 4,500 shares of the Company's Series B Convertible Preferred Stock, no par value (the "Series B Stock"), and to approve the issuance by the Company of shares of the Company's Common Stock, no par value (the "Common Stock"), upon the conversion of or otherwise pursuant to the terms of the Series B Stock;

        3. To approve an amendment to the Company's Restated
        Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 25,000,000 shares to 35,000,000 shares;

        4. To approve amendments to the Company's 1995 Stock
        Incentive Plan increasing the number of shares of Common
        Stock issuable thereunder from 1,500,000 shares to 2,000,000 shares and extending the eligibility provisions to cover all employees;

        5. To approve the selection by the Board of Directors of Price Waterhouse LLP as the Company's auditors for the year ending December 31, 1998;

        6. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on March 20, 1998, will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

                    By order of the Board of Directors



                    Willard F. Pinney, Jr.
                    Secretary









     * * * * * * * * * * * * * * * * * * * * * * * * * * * *
                            IMPORTANT
  It is important that your shares be represented at the Annual
                     Meeting.  Please sign,
 date and return the enclosed proxy card promptly in order that your shares will be
voted at the Annual Meeting.  A return envelope which requires no postage if
  mailed in the United States is enclosed for your convenience.
     * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                        PROXY STATEMENT


GENERAL INFORMATION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Accent Color Sciences, Inc. (the "Company") to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Friday, May 8, 1998, and at any adjournments or postponements thereof (the "Annual
Meeting"). The close of business on March 20, 1998, is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. At such record date, there were outstanding 11,989,855 shares of the Company's common stock, no par value ("Common
Stock"), each of which is entitled to one vote on each matter to be presented before the shareholders of the Company, and 4,500 shares of the Company's Series B
Convertible Preferred Stock no par value (the "Series B
Stock"). Holders of Series B Stock vote together with holders of Common Stock as a single class (unless otherwise required by law). As of the record date, the holders of Series B Stock were entitled to 1,287,667 votes, being the number of shares of Common Stock into which the Series B Stock was then convertible (giving effect to certain limitations on conversion of the Series
B Stock contained in the Company's Restated Certificate of Incorporation). This Proxy Statement, the accompanying form of proxy and the 1997 Annual Report to Shareholders are being first sent to shareholders on or about April 1, 1998.

VOTING

    Shares may be voted by shareholders of record in person or by proxy, and shares represented by a properly executed proxy will be voted with respect to all shares represented by it in accordance with the instructions, if any, given therein. If no instructions are given, the proxy will be voted as recommended by the Board of Directors and, in the discretion of the persons designated on the proxy card, the proxy will be voted with respect to any other matter which may properly come before the meeting or any adjournments or postponements thereof.

    Any proxy received by the Board of Directors may be revoked by the shareholder at any time prior to its use at the meeting by a subsequent written instrument signed in the same manner as the proxy and received by the Company either at the Annual Meeting or before the Annual
Meeting at Accent Color Sciences, Inc., 800 Connecticut
Boulevard, East Hartford, Connecticut 06108 Attention:
Secretary.

    Under Connecticut law and the governing instruments of the Company, the presence, either in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast on a matter to be considered at the Annual Meeting is necessary to constitute a quorum for the transaction of business with respect to that matter. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast at the Annual Meeting by shareholders entitled to vote in the election. Approval of each of the other proposals set forth in the Notice of the meeting and approval of any other matters voted on at the Annual
Meeting will be achieved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

    All matters to be considered at the Annual Meeting will be voted upon by holders of Common Stock and Series
B Stock, voting together as a single class, except that, pursuant to Connecticut law, holders of Common Stock will also vote, as a separate class, on the proposed amendment increasing the authorized number of shares of Common
Stock of the Company discussed in Item 3 below.

    An inspector of election will tabulate all votes cast at the Annual Meeting. For purposes of the foregoing voting requirements, the inspector of election will treat shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee) nor abstentions will be counted as votes cast at the Annual Meeting. Accordingly, such proxies will not have any effect on the outcome of the voting on the election of directors, or the approval of the other proposals. In the event that any other matters are submitted to shareholders at the Annual Meeting, abstentions will have no impact on the voting with respect to those matters.

    Shares represented at the Annual Meeting that are held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and over which the broker or nominee does not have discretionary voting power on a particular matter (so-called, "broker non-votes") will be treated as present for purposes of determining the presence of a quorum. However, such shares will not be treated as shares that are entitled to vote on the particular matter as to which the broker or nominee does not have discretionary authority, nor will they be treated as votes cast at the Annual Meeting. Accordingly, broker non-votes will have no impact on the voting with respect to any matter to come before the Annual Meeting.

SOLICITATION

    The cost of this solicitation will be borne by the Company. Solicitation will be made by use of the mails, except that, if necessary, directors, officers and regular employees of the Company (none of whom will receive any additional compensation therefor) may make solicitations of proxies by telephone, telecopy, telegram or personal interview. The Company may also engage a proxy soliciting firm at the Company's expense. The
Company will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies.


                ITEM 1.   ELECTION OF DIRECTORS

INFORMATION ON NOMINEES

    The Company's Restated Certificate of Incorporation provides for three classes of directors, with each class to serve a term of three years. The Board is presently composed of seven directors, two of whom are members of Class 1, two of whom are members of Class 2 and three of whom are members of Class 3. The current terms of the members of Class 2 and one member of Class 1, Charles E.
Buchheit, are scheduled to expire at this Annual Meeting.
The Board has nominated for re-election as Class 2
directors the two persons who are now serving as Class 2
directors of the Company and Mr. Buchheit as a Class 1 director.

    The two Class 2 nominees standing for election at this Annual Meeting are Joseph T. Brophy and Richard
Hodgson.  If elected, their terms will expire in 2001.
The term of Mr. Buchheit, if elected as a Class 1 director, will expire in 2000. Biographical summaries of each nominee and of the continuing directors appear below.

    All nominees have consented to be so named and to serve if elected. If a nominee becomes unavailable for election, it is the intention of the persons named in the accompanying proxy card to vote for such other person, if any, as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF EACH OF THE FOLLOWING NOMINEES:

                            Nominees

For Class 2 directors, whose terms expire in 2001:

    Joseph T. Brophy, age 64, became a director of the Company in March 1998 upon his election by the Board of Directors of the Company to fill a vacancy created by the retirement of Raymond N. Smith, a co-founder and former
Chairman of the Board of Directors of the Company.  Mr.
Brophy retired as President of Travelers Insurance
Company, a subsidiary of The Travelers Corporation, in 1993. Since then, he has served as a consultant with Actuarial Sciences Associates working with major companies such as AT&T, Equifax and others in developing their business strategies for health care. With The
Travelers, Mr. Brophy led a restructuring resulting in record sales of $1.7 billion and $100 million in profits in 1992. His prior experience with The Travelers included service as its Chief Information Officer in charge of data processing operations. Mr. Brophy is a fellow of the Society of Actuaries, holds memberships in the American Academy of Actuaries, New York Academy of
Sciences, Acoustical Society of America and American
Arbitration Association and has received awards including the Distinguished Information Sciences Award from the
Data Processing Management Association in 1986 and the
Award of Achievement in Managing Information Technology from Carnegie Mellon and American Management Systems in
1987.  Mr. Brophy serves as a director of LIMRA
International, Inc., trustee of RPI - Hartford Graduate
Center, trustee of St. Joseph College, and director of the Connecticut Opera, the Connecticut Academy for
Education in Mathematics, Sciences and Technology, and the Greater Hartford Chamber of Commerce. He is also currently an owner, director and co-founder of Solution
Point, an information company that provides decision support tools, analysis and data for employers and health systems. Mr. Brophy is a cum laude graduate of Fordham
University, from which he received a _______ degree. He has also attended NYU Graduate School and completed the Advance Management Program at the Sloane School, MIT.

    Richard Hodgson, age 81, became a director of the Company in 1996 and is Chairman of the Audit Committee.
Since 1980, Mr. Hodgson has been a director of McCowan
Associates, Inc., an investment management firm, where he is currently in charge of technology investment strategies. Mr. Hodgson had previously been Corporate
Senior Vice President of ITT Company, a hotels, gaming, entertainment and information publishing company, where he was worldwide Product Group Manager for the Engineered
Products Group. Prior to joining ITT in 1968, Mr. Hodgson was President and CEO of Fairchild Camera, where he initiated Fairchild's entry into the semiconductor industry. Mr. Hodgson is a co-founder and a Director
Emeritus of Intel Corporation, a manufacturer of microprocessor, communications and semiconductor products, and is also a director of IBIS Technology
Corp., I-Stat Corp., the Aegis Fund and Continental
Capital Corp. Mr. Hodgson received his degree in engineering from Stanford University and his MBA from Harvard University.

For Class 1 director, whose term expires in 2000:

    Charles E. Buchheit, age 57, became a director of the Company in March 1998 upon his election by the Board of Directors of the Company to fill a vacancy created by the resignation of Peter Teufel. Mr. Buchheit served as a Corporate Officer and Division President at Moore
Corporation from 1995 to 1997, where he also served as a member of the Moore Executive Committee. At Moore, Mr.
Buchheit developed Integrated Customer Solutions, a division which had the capability of managing all forms of print. Prior to that time, Mr. Buchheit was a Corporate Officer and Vice President at Xerox Corporation from 1989 to 1995. At Xerox, he was responsible for launching the multi-billion dollar Docutech program worldwide. From 1975 to 1989, he held several executive positions at IBM Corporation, including Group Marketing
Executive, Director of Operations and Director of Product
Programs and Practices. At IBM, Mr. Buchheit was responsible for the worldwide marketing of mainframes, system software, storage and printing devices. He has served on Board of Directors for Infomart _________, and NEPS ________, and is currently a member of the Board of Directors for Intercon __________.

                  Continuing Directors

Class 1 Director, whose term expires in 2000:

    Robert H. Steele, age 59, became a director of the Company in 1996 and is Chairman of the Executive
Compensation Committee. Mr. Steele is currently Vice
Chairman of John Ryan Company, a banking services
Company, of which he also served as Senior Vice
President.  Mr. Steele has also been director of Merlin
Retail Banking center since 1992.  Mr. Steele was
President of RHS Consulting, Inc., a business consulting firm, in 1991. From 1985 to 1990, Mr. Steele was
Chairman and Chief Executive Officer of Dollar Dry Dock
Bank of New York. Mr. Steele also served as President and CEO of Norwich Savings Society. Mr. Steele is a former U.S. Congressman from the State of Connecticut and currently serves as a director of Moore Medical Corp., a pharmaceutical distributor, Scan-Optics, Inc., a manufacturer of data capture equipment and NLC Insurance
Companies. Mr. Steele received his undergraduate degree from Amherst College and his Master's Degree from Columbia University and holds an honorary Doctor of Laws from Sacred Heart University.

Class 3 Directors whose terms expire in 1999:

    Richard J. Coburn, age 66, has been Chairman of the Board since May 1996 and is a co-founder of the Company.
Mr. Coburn served as President of the Company from May
1993 until May 1996 and served as Chief Executive Officer of the Company from May 1993 until August 1996. From
1991 until 1993, Mr. Coburn worked as an independent consultant to development stage companies. Mr. Coburn was a co-founder of KCR Technology, Inc., a manufacturer of high-speed, black-on-white printers, and served in various roles, both consulting and managerial, including
President from 1977 to 1991. Mr. Coburn was also the founder of Coburn Technology, Inc., a developer of a xerographic printer product for word processing, the rights to which were sold to Wang Laboratories, Inc., and served as its President from 1974 to 1977. From 1968 to 1974, Mr. Coburn was president of Scan-Optics, Inc., a manufacturer of data capture equipment, of which he was a co-founder and currently serves as a director. Prior to 1968, Mr. Coburn had served in various engineering management positions in aerospace over a 14 year period.
Mr. Coburn received his degree in engineering from Yale
University.

    Norman L. Milliard, age 55, has been President of the Company since May 1996, has been Chief Executive Officer of the Company since August 1996 and was elected a director of the Company in 1995. Mr. Milliard served as Vice President of the Company from January 1994 until May
1996. From 1988 through 1993, Mr. Milliard served as head of the Special Product Group at AEG Schneider
Automation, Inc. (formerly Modicon, Inc.), an industrial automation company, and as the Director of Engineering and Operations for KCR Technology, a manufacturer of high-speed, black-on-white printers, from 1982 to 1988.
Mr. Milliard founded two companies in the electronic music field and holds a number of patents in both the printing and electronic music field. Mr. Milliard received his degree in physics, with honors, from The
Citadel, the Military College of South Carolina.

    Willard F. Pinney, Jr., age 54, has been Secretary of the Company since December 1993 and became a director of the Company in 1996. Mr. Pinney has been a partner since
1973 in the Connecticut law firm of Murtha, Cullina, Richter and Pinney LLP, which serves as counsel to the Company. He received his degree in political science from Yale University and his JD, with honors, from the University of Michigan Law School.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to a review of the Company's records, all required filings under Section 16(a) of the Securities
Exchange Act were made in compliance with such section with the exception that Patrick J. Pedonti, who joined the Company as Vice President and Chief Financial Officer on March 20, 1997, failed to file a Form 3, Initial
Statement of Beneficial Ownership of Securities, in a timely manner, but instead, filed a Form 4, Statement of Changes of Beneficial Ownership of Securities, in April of 1997.

COMPENSATION OF DIRECTORS

    Directors of the Company who are not employees of the Company receive a monthly retainer of $750 and a per meeting fee of $750 for each meeting of the Board of Directors and any committee meetings attended in person by such director. The Company also reimburses directors for reasonable travel expenses incurred in order to attend meetings.

    Under its 1995 Stock Incentive Plan, the Company has established a stock incentive program for non-employee directors, whereby each newly elected director receives an initial option to purchase 5,000 shares of Common
Stock and will receive an option to purchase an additional 5,000 shares of Common Stock on the date of the annual meeting of the Board each year through 2000 as long as the director remains in office. These options are exercisable at the fair market value of the shares on the date of grant. Under this program, on May 9, 1997, the following directors each received options to purchase
5,000 shares at an exercise price of $6.56 per share:
Richard Hodgson, Willard F. Pinney, Jr. and Robert H.
Steele. Messrs. Brophy and Buchheit each received an option to purchase 5,000 shares upon their election to the Board on March 23, 1998.

    The Company, as permitted by Connecticut law, has purchased directors and officers liability insurance policies covering all of the Company's directors and officers on an annual basis and on a one time three-year basis with respect to the Company's initial public offering. The aggregate premiums for these policies paid or accrued during 1997 was approximately $79,800.

ATTENDANCE; BOARD COMMITTEES

    The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board may serve on one or more committees to carry out certain responsibilities.

    The Board of Directors held a total of nine regular and special meetings during 1997. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which such director served.

    An Audit Committee was established in May 1996. This
Committee is responsible for overseeing and reviewing the audit of the Company's books and accounts, for reviewing the audited financial statements of the Company, for reviewing the Company's internal control procedures and for reviewing the independence of the Company's independ ent public accountants. No member of this Committee is an employee of the Company. The Audit Committee met once during 1997. The current members of the Audit Committee are Richard Hodgson (Chairman) and Robert H. Steele.

    An Executive Compensation Committee was also established in May 1996 and is generally responsible for reviewing and recommending to the Board of Directors salaries and incentive compensation for the Company's executive officers. This Committee met three times in 1997. The current members of the Executive Compensation
Committee are Willard F. Pinney, Jr. and Robert H.
Steele.

    The Company does not have a nominating committee.

PRINCIPAL SHAREHOLDERS AND KEY PERSONNEL

    The following table sets forth certain information as of February 11, 1998 regarding the beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) known by the Company to own more than 5% of the outstanding shares of Common Stock,
(ii) each of the directors of the Company, (iii) each of the Named Executive Officers and (iii) all directors and executive officers of the Company as a group.

                                            Number of
                                              Shares     Percentage
                                           Beneficially  of Common
Name and Address (1)                          Owned (2)    Stock
Peter Teufel (3)                                631,744     5.3%
    7 Weingarten Strasse
    Huttenberg, Germany 35625
Richard J. Coburn (4)                           450,303     3.8%
Norman L. Milliard (5)                          260,500     2.2%
Willard F. Pinney, Jr. (6)(7)                    80,799      *
Robert H. Steele (6)(8)                          61,618      *
Martyn R. Jones (9)                              52,500      *
George T. Dolan (10)                             42,500      *
Richard Hodgson (6)(11)                          38,750      *
Patrick J. Pedonti (12)                          25,000      *
All directors and officers of the Company     1,011,970     8.4%
as a group (8 persons) (13)

* Less than 1%

(1) The address of all persons who are executive officers or directors of the Company is in care of the Company, 800 Connecticut Boulevard, East Hartford, Connecticut 06108.
(2) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of February 11, 1998 ("currently exercisable options") are treated as outstanding only for purposes of determining the amount and percent owned by such person or group.
(3) Includes 65,454 shares of Common Stock subject to currently exercisable warrants.
(4) Includes 23,334 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.
(5) Includes 145,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.
(6) Includes 35,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.
(7) Includes 30,000 shares of Common Stock subject to currently exercisable options granted to Murtha, Cullina, Richter and Pinney LLP, counsel to the Company, of which Mr. Pinney is a partner.
(8) Includes 17,118 shares of Common Stock owned by Mr. Steele's spouse and 1,500 shares of Common Stock subject to currently exercisable warrants issued to Mr. Steele's spouse, all of which he disclaims beneficial ownership.
(9) Includes 52,500 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.
(10) Includes 42,500 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.
(11) Includes 3,750 shares of Common Stock subject to currently exercisable warrants.
(12) Includes 25,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.
(13) Includes 423,334 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan and 5,250 shares of Common Stock subject to currently exercisable warrants.

                     EXECUTIVE COMPENSATION

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

    Executive Compensation for 1997. The compensation of senior executives of the Company for 1997 was determined by the Board of Directors of the Company based upon recommendations of the Executive Compensation Committee of the Board of Directors. The base salaries of the Company's executive officers have been determined at levels which management and the Board of Directors believe to be appropriate and competitive in order to attract and retain individuals with talents and experience necessary to carry out the Company's business plan. Management and the Board of Directors have determined the base compensation of executive officers of the Company in coordination with awards made to the executive officers under the Company's 1995 Stock
Incentive Plan, which is administered by the full Board of Directors. During and with respect to 1997, the Board of Directors, at the recommendation of the Executive
Compensation Committee, also established a bonus program for senior executive officers of the Company based upon specific milestones. Bonuses were paid only with respect to milestones accomplished during the year. A similar bonus program is being considered for 1998.

    Responsibilities and Policies of Executive
Compensation Committee. The responsibilities of the Executive Compensation Committee include formulating policies and making recommendations to the Board of Directors with respect to compensation of executive officers of the Company. The Committee held three meetings in 1997 in order to consider base salary adjustments for senior executive officers and formulate policies with respect to Executive Compensation generally. The committee also developed a bonus plan for executive officers intended to incent them to accomplish specific milestones necessary to complete the development stage of the Company's business plan. The Committee believes that, particularly during the balance of the Company's development stage, executive compensation should be based significantly upon specific performance criteria.

    Limitation on Deductibility of Executive
Compensation.  Section 162(m) of the Internal Revenue
Code of 1986, generally denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1,000,000 per year paid or accrued for its chief executive officer or any of the four other most highly compensated executive officers. Certain "performance based" compensation is not subject to the limitation on deductibility provided certain stockholder approval and independent director requirements are met. Because the compensation paid to each of the Company's executive officers have not exceeded nor approached $1,000,000 in any year, the Committee does not believe that this limitation on deductibility of executive compensation is currently of any concern to the Company. However, the Committee will continue to review this limitation in light of future events with the objective of achieving deductibility of executive compensation, as appropriate.



                             EXECUTIVE COMPENSATION
COMMITTEE


                             Robert H. Steele, Chairman
                             Willard F. Pinney, Jr.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

    Neither of the Executive Compensation Committee members, Robert H. Steele and Willard F. Pinney, Jr., nor any executive officer of the Company served during 1997 as a member of the Compensation Committee of any other company. All members of the Executive Compensation
Committee are outside directors, except that Willard F.
Pinney, Jr., is Secretary of the Company and a partner of Murtha, Cullina, Richter and Pinney LLP, counsel to the
Company.


SUMMARY EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth information concerning compensation for services in all capacities to the Company for the fiscal year ended
December 31, 1997 of (i) the chief executive officer and
(ii) the Company's other most highly compensated executive officers whose total salary and bonus for the year ended December 31, 1997 exceeded $100,000 (the
"Named Executive Officers").

                       Summary Compensation Table

                                                      Long-Term
                           Annual                   Compensation
                        Compensation                    Awards

                                                      Securities
                                       Other Annual   Underlying
Name & Principal   Year  Salary  Bonus Compensation  Options/SARs
Position                  ($)     ($)       ($)         (#)
Richard J. Coburn  1997 121,923  24,663         -       10,000
    Chairman       1996 128,846      -          -       30,000
                   1995 108,958      -          -          -

Norman L. Milliard 1997 161,077  46,480          -      15,000
    President and  1996 155,692      -    26,000 (1)    30,000
    CEO            1995 133,958      -          -       120,000

Martyn R. Jones    1997 116,000   5,414   28,534 (2)       -
    Vice President 1996 101,740      -    44,950 (2)    30,000
                   1995  15,232      -          -       45,000



(1) Reflects reimbursement of expenses of Mr. Milliard relating to his relocation to Connecticut consisting of rent expense in 1996 under an arrangement which expired in February, 1997.

(2) Consists of various expense reimbursements to Mr.
    Jones in connection with his relocation to Connecticut.


Option Grants in Last Fiscal Year

    The following table contains information concerning the stock option grants made to each of the Named
Executive Officers in fiscal 1997. No stock appreciation rights were granted during such year.



                 Individual Grants

                        % of                           Potential
                        Total                          Realizable
                       Options/                        Value at
          Number of     SARs                           Assumed Annual
          Securities   Granted   Exercise              Rates of
          Underlying     to      or Base               Stock Price
            Options/   Employees Price Per             Appreciation for
           SAR Grants  in Fiscal   Share   Expiration  Option Term (2)
Name           (#)      Years    ($/Sh)(1)   Date      5% ($)   10% ($)
Richard     10,000 (3)    4.0%      8.50    3/20/07   53,456     135,468
J. Coburn

Norman      13,947 (3)    5.6%      8.50    3/20/07   74,555     188,937
L. Milliard  1,053 (4)    0.4%      8.50    3/20/07    5,629      14,265

Martyn         -          0.0%       -        N/A
R. Jones



(1) All options were granted at the fair market value on the date of grant as determined by the Board of Directors.
(2) The 5% and 10% assumed annual rates of compound stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future
    Common Stock prices. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(3) Represents incentive stock options that vest ratably on each of March 20, 1998, 1999 and 2000.
(4 Represents non-qualified stock options which are exercisable on March 20, 1998.

Aggregate Option Exercise in Last Fiscal Year and Option
Values as of December 31, 1997

    None of the Named Executive Officers exercised stock options during the year ended December 31, 1997. The following table provides information regarding the number of shares underlying both exercisable and unexercisable stock options as of December 31, 1997 and the values of unexercised "in-the-money" options as of that date. An option is "in-the-money" if the per share fair market value of the underlying share exceeds the options exercise price share.


                               Number of Securities     Value of
                                    Underlying         Unexercised
                                    Unexercised       In-the-Money
                                  Options/SARs at    Options/SARs at
                                 December 31, 1997  December 31, 1997(1)

             Number of
              Shares
             Acquired  Value   Exercisable  Unexer-  Exercisable Unexer-
                on    Realized              cisable              cisable
             Exercise              (#)       (#)         ($)       ($)
Richard          -       -       10,000    30,000         -         -
J. Coburn

Norman           -       -       105,000   60,000       62,375    31,188
L. Milliard

Martyn           -       -       47,500    27,500         -         -
R. Jones


(1) Based on the closing price at December 31, 1996 of $2-7/16.


EMPLOYMENT AGREEMENTS

    Richard J. Coburn and Norman L. Milliard have entered into employment agreements (the "Employment Agreements") with the Company effective January 1994. Mr. Coburn's agreement has a five-year term that expires at the end of 1998. Mr. Milliard's agreement has a three-year term which is automatically extended each year for an additional one year, subject to termination before the extension by either party. If the Employment Agreements are terminated by the Company without "cause," as defined therein, Mr. Coburn would be entitled to receive his base salary and payment of health benefits for a period of one year and Mr. Milliard would be entitled to receive his base salary and payment of health benefits for a period of two years and would become fully vested in any outstanding options. Mr. Coburn's current base salary is $120,000, and Mr. Milliard's current base salary is $175,000.

    The Employment Agreements restrict Messrs. Coburn and
Milliard from directly or indirectly competing with the Company through the participation in the development of any product related to the Company's product or processes during the term of the agreement and for a period of two years (five years in the case of Mr. Coburn) thereafter if they voluntarily resign from the Company or are terminated for cause. The Employment Agreements do not otherwise restrict Messrs. Coburn and Milliard from pursuing any other business interests that do not directly compete with the Company.

STOCK INCENTIVE PLAN

    In January 1995, the Board of Directors and shareholders of the Company adopted the 1995 Stock
Incentive Plan (the "Stock Plan").  Pursuant to the Stock
Plan, the Board of Directors or a committee thereof may grant options or other awards for up to 1,500,000 shares of Common Stock. In December 1997, the Board of
Directors amended the Plan to increase the number of shares with respect to which awards may be granted from 1,500,000 shares to 2,000,000 shares, subject to shareholder approval at the Annual Meeting (see Item 4 below). The Stock Plan is designed to give directors, officers and employees of the Company and other persons an expanded opportunity to acquire Common Stock in the Company or receive other long-term incentive remuneration in order that they may participate in the Company's growth and be motivated to remain with the Company and promote its further development and success.

    The Plan includes provisions for granting both
"incentive stock options" intended to qualify for certain federal tax advantages and "non-statutory options" which do not qualify for such tax advantages. Qualified incentive stock options may be granted only to eligible persons who are full-time employees of the Company while non-statutory options may be granted to any persons,including directors, consultants and advisors of the Company who, in the sole opinion of the Board of Directors or a committee thereof are, from time to time, responsible for the management or growth of all or part of the business of the Company.

    The purchase price under each incentive stock option is as determined by the Board of Directors or a committee thereof but may not be less than 100% of the fair market value of the shares subject to such option on the date of grant, provided that such option price may not be less than 110% of such fair market value in the case of any stock option granted to a principal shareholder. The purchase price per share of Common Stock deliverable upon the exercise of non-statutory options is determined by the Committee, but may not be less than 85% of the fair market value of the Common Stock on the date of grant.

    Each option granted under the Stock Plan becomes exercisable on such date or dates and in such amount or amounts as the Board of Directors or a committee thereof determines. To date, all incentive stock options granted to employees are exercisable with respect to not more than one-third of the shares subject thereto after the expiration of one year following the date of its grant, and are exercisable as to an additional one-third of such shares after the expiration of each of the succeeding two years, on a cumulative basis, so that such option, or any unexercised portion thereof, shall be fully exercisable on the third anniversary of the date of its grant. To date, all non-statutory options are exercisable immediately upon grant.

    As of March 20, 1998, incentive stock options to purchase 1,273,216 shares of Common Stock and non-statutory options to purchase 483,709 shares of Common
Stock have been granted. All such options have been granted to employees of the Company, except for (i) options granted to non-employee directors, as described above, (ii) an option granted in January 1995 to Murtha, Cullina, Richter and Pinney, counsel to the Company, entitling it to purchase 30,000 shares of the Company's
Common Stock for a period of five years at an exercise price of $1.19 per share, (iii) an option granted in April 1996 to a consultant of the Company entitling him to purchase 2,250 shares of Common Stock of the Company for five years at an exercise price of $4.00, (iv) an option granted in July 1997 to the Company's Investor
Relations firm, entitling it to purchase 10,000 shares of the Company's Common Stock for a period of five years at an exercise price of $5.03 and (v) an option granted in October 1997 to a consultant of the Company entitling him to purchase 20,000 shares of Common Stock of the Company for five years at an exercise price of $4.56. All options, both incentive and non-statutory, have been granted at fair market value as determined by the Board of Directors on the date of grant.

CERTAIN TRANSACTIONS

    On May 1, 1996, Raymond N. Smith, who resigned as a director of the Company in August 1997, entered into a consulting agreement with the Company under which he agreed to perform services for the Company in consideration for a quarterly retainer of $21,250. The consulting agreement required, among other things, that Mr. Smith be available for up to 25 hours per month to provide general business and management advice. This
Agreement expired December 31, 1997.

    Willard F. Pinney, Jr. is a partner of the law firm of Murtha, Cullina, Richter and Pinney LLP, which serves as counsel to the Company.


                       Performance Graph

    The following graph demonstrates a comparison of cumulative total return based on an initial investment of $100 in the Company's common stock as compared with the Nasdaq Computer Manufacturers Index and the Nasdaq
Composite Index and assumes the reinvestment of dividends, although dividends have not been declared on the Company's common stock. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company's relative stock price for the period commencing on December 18, 1996, the date the Company's common stock began trading on the Nasdaq National Market, and ending on December 31, 1997. The following graph includes information required by the Securities and Exchange
Commission and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of
1934, unless the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

               COMPARISON OF TOTAL RETURN
                  (GRAPH APPEARS HERE)

                       12/18/96    12/31/96    12/31/97
ACLR                   $100.00     $106.25      $ 30.47
Nasdaq Computer Mfg    $100.00     $ 97.37      $117.81
Nasdaq Composite       $100.00     $101.95      $124.01


 ITEM 2.  RATIFICATION OF THE SALE AND ISSUANCE OF 4,500
  SHARES OF SERIES B STOCK AND APPROVAL OF THE ISSUANCE OF
  SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OR
  OTHERWISE PURSUANT TO THE TERMS OF THE SERIES B STOCK

BACKGROUND

    The Company is seeking ratification by the shareholders of the sale and issuance of 4,500 shares of its Series B Stock which were sold in a private transaction on January 9, 1998 (the "Series B Stock
Sale") and approval from the shareholders of the issuance of shares of Common Stock issuable upon conversion of or otherwise pursuant to the terms of the Series B Stock.
Such approval would have the effect of removing certain limitations under rules of the National Association of Securities Dealers, Inc. (the "NASD"), which could limit the conversion rights of the holders of Series B Stock, depending on the market value of the Company's Common
Stock.  The terms of the Series B Stock Sale require the
Company to seek this approval and provide that if this approval is not obtained on or before May 31, 1998, the Company will be subject to certain penalties, including an immediate adjustment in the terms on which shares of Series B Stock may be converted. Such an adjustment could lead to a greater number of shares of Common Stock being issuable upon conversion and thereby dilute and reduce the interests of all other Common Stock shareholders.

    HOLDERS OF THE COMPANY'S COMMON STOCK SHOULD NOTE
THAT THEIR INTERESTS IN THE COMPANY MAY BE DILUTED IF
APPROVAL OF THIS PROPOSAL IS NOT OBTAINED AT THE ANNUAL
MEETING.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY
RECOMMENDS RATIFICATION OF THE SALE AND ISSUANCE OF 4,500
SHARES OF SERIES B STOCK AND APPROVAL OF THE ISSUANCE OF
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OR
OTHERWISE PURSUANT TO THE TERMS OF THE SERIES B STOCK.

    Pursuant to NASD rules, holders of the Series B Stock are required to abstain in the voting on this matter in view of their interest in the transaction with respect to which approval is being sought.

PURPOSE OF SERIES B STOCK SALE

    The Series B Stock Sale provided the Company with gross proceeds of $4,500,000 and net proceeds, after expenses, of approximately $3,921,038. The net proceeds are intended to be used primarily as working capital with approximately $540,000 being applied to the purchase and installation of machinery and equipment. This financing was a significant step in funding the Company's business plan.

TERMS OF SERIES B STOCK

    Each share of Series B Stock was sold for $1,000 (the
"Face Amount"), earns an annual premium of 6% (the
"Annual Premium") and is convertible into as many shares of Common Stock as may be determined by dividing the conversion price (the "Conversion Price") into the Face
Amount plus the Annual Premium unless the Company elects to pay the Annual Premium in cash. The Conversion Price is initially 85% of the average price for the Common
Stock during the five consecutive trading days immediately preceding the date of determination (the
"Average Price"), subject to certain adjustments and provided that the Conversion Price shall not exceed $5.
Various circumstances may lead to adjustments in the Conversion Price and reference is made to the statement of designations, preferences and rights of the Series B
Stock set forth in the Restated Certificate of Incorporation of the Company for a complete description of these provisions. In particular, the Conversion Price will be adjusted to be 75% of the Average Price (and thereby result in a proportionally greater number of shares issuable upon conversion) in the event that the sale of Series B Stock and the issuance by the Company of the shares of Common Stock issuable upon the conversion of or otherwise pursuant to the terms of the Series B
Stock is not approved by shareholders on or before May 31, 1998. In addition, in order to avoid certain other penalties, the Company would be required to resolicit shareholder approval at least three times each year until shareholder approval is obtained, a process which would require considerable time and expense.

NASD RULES

    Under rules of the NASD which pertain to companies, such as the Company, with securities listed on The Nasdaq
Stock Market, shareholder approval is required in the case of a private sale of securities convertible into common stock if the common stock issuable on conversion could equal or exceed 20% of the common stock outstanding immediately prior to the issuance of such convertible security. Because the Conversion Price may vary in accordance with the Average Price from time to time and decrease (thereby increasing the number of shares issuable upon conversion), or increase (up to a maximum of $5 thereby decreasing the number of shares issuable upon conversion), it is possible that, upon conversion of the Series B Stock, Common Stock of the Company would be issuable which represents more than 20% of the Common
Stock outstanding immediately prior to the Series B Stock
Sale. Accordingly, the terms of the Series B Stock limit the number of shares issuable upon conversion to a number which will not exceed 20% of the Common Stock outstanding immediately prior to the Series B Stock Sale until shareholder approval is required. These terms also provide that if shareholder approval is not obtained by May 31, 1998, the Conversion Price will immediately be decreased to 75% of the Average Price and holders of Series B Stock will have certain other rights including the right to require the Company to delist its Common
Stock from The Nasdaq Stock Market so that the limitation will no longer apply. Alternatively, holders of Series B
Stock may elect to convert at a conversion price equal to the Average Price in order to comply with the NASD Rule without the need for shareholder approval.

REDEMPTION RIGHTS

    The Company has the right to redeem the Series B
Stock at any time, provided there is no default under the terms of the Series B Stock and certain events which would allow the holder to require redemption have not occurred, at a price equal to the greater of (a) the Face
Amount plus the Annual Premium divided by the Conversion
Price and multiplied by the closing price of the Common
Stock on the date of the related redemption notice, or
(b) the sum of (x) the product of (I) 100% divided by the conversion percentage in effect on the date of such optional redemption notice, times (II) the Face Amount plus (y) the accrued Annual Premium thereon and amounts owing because of conversion defaults (if any) with respect thereto through the effective date of the optional redemption.

    Holders of Series B Stock may require the Company to redeem some or all of the outstanding shares of Series B
Stock in certain events, including various defaults under the terms of the Series B Stock, failure to maintain a listing of the Company's Common Stock on the New York or American Stock Exchanges, The Nasdaq Stock Market or
Nasdaq Small Cap Market, a sale or substantially all of the assets of the Company, the merger of the Company and certain other events.

FURTHER INFORMATION

    The terms of the Series B Stock are complex and are only briefly summarized in this Proxy Statement.
Shareholders wishing further information concerning the rights, preferences and terms of the Series B Stock are referred to the full description thereof contained in the Restated Certificate of Incorporation of the Company, a copy of which is on file with the Securities and Exchange
Commission and can be viewed in the public reading rooms maintained by the Commission at Securities Exchange
Commission, Public Reference Branch, Stop 1-2, 450 Fifth
Street, NW, Washington, DC, 20549-1004.  The Company's
Restated Certificate of Incorporation may also be viewed on the web site maintained by the Securities and Exchange
Commission at http://www.sec.gov. The description of terms, preferences and rights of the Company and holders of Series B Stock with respect to the outstanding Series
B Stock of the Company contained herein is qualified in its entirety by reference to the complete description of these preferences, rights and terms sets forth in the Company's Restated Certificate of Incorporation.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS
PROPOSAL.

     ITEM 3. INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors of the Company has approved an amendment to the Restated Certificate of Incorporation of the Company increasing the authorized number of shares of Common Stock of the Company from 25,000,000 to 35,000,000 shares. Under Connecticut law, this amendment requires approval by holders of Common Stock voting as a separate class as well as the Common Stock and Series B Stock, voting together as a single, combined class.

    As of March 20, 1998, there were 11,989,855 shares of Common Stock issued and outstanding. In addition, as of March 20, 1998, 1,907,750 shares of Common Stock were reserved for issuance upon exercise of options or other awards granted by the Company under its 1995 Stock
Incentive Plan (of which 500,000 shares are subject to shareholder approval as discussed in Item 4 below) and 1,613,549 shares issuable pursuant to other outstanding warrants issued in connection with previous financings.
Furthermore, pursuant to the terms of the Series B Stock
Sale, 6,300,000 additional shares of Common Stock have been reserved for issuance upon conversion of or otherwise pursuant to the terms of the Series B Stock and in connection with breaches (if any) by the Company of its obligations with respect to the Series B Stock.

    The number of shares reserved with respect to the Series B Stock may be in excess of the number of shares actually required to be issued upon conversion of or otherwise issuable in connection with the Series B Stock.
For example, if all of the Series B Stock had been converted on March 20, 1998 without regard to certain limitations which would otherwise have applied to conversion on that date, the Company would have issued
1,287,667 shares of Common Stock to the holders of Series
B Stock being converted. However, even if the number of shares required upon conversion of the Series B Stock on a given date may be substantially less than the number of shares reserved with respect to the Series B Stock, the shares reserved may not be used for any other purpose as long as any Series B Stock remains outstanding.

    Accordingly, there are approximately 3,188,846 shares of Common Stock currently authorized, unreserved and available to the Company for use in connection with financings or other corporate purposes.

    The Company has no current plans requiring additional authorized Common Stock. However, the Board of Directors of the Company believes that the number of shares of Common Stock currently available for future corporate requirements may be insufficient to carry out the Company's plans and objectives, in which event the Company could be required to call a special meeting of stockholders in order to authorize additional shares at a later time at considerable expense and at the risk of being unable to capitalize upon current opportunities as they arise.

    All additional shares of Common Stock authorized pursuant to this proposal would be subject to issuance by the Board of Directors of the Company without further shareholder approval except as may be required by law in connection with any given transaction or pursuant to rules of The Nasdaq Stock Market or other exchange on which shares of Common Stock of the Company may be listed.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS
PROPOSAL.

  ITEM 4. APPROVAL OF AMENDMENTS TO 1995 STOCK INCENTIVE PLAN.

INCREASE IN AUTHORIZED SHARES

    Approval is being sought for an increase in the number of shares issuable pursuant to the Company's 1995
Stock Incentive Plan (the "Plan") from 1,500,000 shares to 2,000,000, as approved by the Board of Directors in September 1997, subject to shareholder approval.

    The Company's Plan currently provides for the issuance of up to 1,500,000 shares of Common Stock upon the exercise of options or other awards granted pursuant to such Plan. The terms and provisions of the Plan are discussed in detail under Item 1 of this Proxy Statement.
There are currently 1,907,750 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the Plan of which 1,369,625 options are outstanding with 538,125 shares remaining available for additional option grants or awards pursuant to the Plan.

    Management of the Company regards the Plan as an important element of the compensation program of the Company. Management is also attempting to conserve cash required in the operations of the Company by providing non-cash equity incentives through the operation of the Plan. Furthermore, management believes that the Company has been fortunate in obtaining the services of many talented, dedicated employees whose incentive to remain with the Company is substantially enhanced by having a stake in the Company's future. It has been a policy of management, to the extent permitted under the terms of the Plan, to incent all employees through the grant of options under the Plan.

AMENDMENT OF ELIGIBILITY REQUIREMENTS

    The Board of Directors of the Company also amended the Plan in September 1997, subject to shareholder approval, in order to provide that all employees are eligible to receive incentive stock options. Previously, the Plan had provided that only full-time employees were eligible to receive incentive stock options. This modification is in keeping with the policy of the Company to incent all of its employees through the opportunity to acquire stock in the Company.

    Substantially all of the employees of the Company are employed on a full-time basis. However, in certain instances, employees may be employed on a part-time basis yet still make significant contributions to the Company.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS
PROPOSAL.

                ITEM 5.  APPOINTMENT OF AUDITORS

    The Board of Directors has selected Price Waterhouse
LLP as auditors of the corporation for the year ending
December 31, 1997, subject to approval by shareholders at the Annual Meeting. Price Waterhouse LLP has served as the Company's independent auditors since 1995.
Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to questions of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS
PROPOSAL.



             PROPOSALS FOR THE 1999 ANNUAL MEETING

    In accordance with the rules of the Securities and Exchange Commission, shareholder proposals for inclusion in the Company's proxy statement for the 1999 Annual
Meeting must be received at the Company's offices at 800
Connecticut Boulevard, East Hartford, Connecticut 06108,
Attention: Secretary no later than December 2, 1998.


                         OTHER MATTERS

    The Board of Directors does not intend to present any other matters before the meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy Card to vote on each such matter as they, in their sole discretion, may determine.



              ACCENT COLOR SCIENCES, INC.
   Proxy Solicited on Behalf of the Board of Directors
      of Accent Color Sciences, Inc. for the Annual
                Meeting, May 8, 1998

         The undersigned hereby constitutes and appoints
RICHARD J. COBURN and NORMAN L. MILLIARD, and each of them, with full power to act with or without the other and with full power of substitution, his or her true and lawful agents and proxies to represent the undersigned at the Annual Meeting of Shareholders of Accent Color Sciences, Inc. (the "Company") to be held at 800 Connecticut Boulevard, East Hartford, Connecticut, at 10:30 a.m. on Friday, May 8, 1998, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of the Company shown on the other side of this card with all the powers the undersigned would possess if personally present thereat.
     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2,3,4 AND 5.
           CONTINUED AND TO BE SIGNED ON REVERSE SIDE


A /X/ Please mark your
      votes as in this
      example



               FOR         WITHELD
               ALL         FROM ALL
             NOMINEES      NOMINEES
1.Election     / /           / /       Class 1 Nominees:
  Of Three                               Charles E. Buchheit
  Directors.                           Class 2 Nominees:
                                          Joseph T. Brophy
                                          Richard Hodgson
(Instruction: To withhold authority to vote for any nominee, write such nominee's name(s) below.)

/ / ______________________________________

                                        FOR  AGAINST ABSTAIN
2.Proposed ratification of the sale of  / /     / /    / /
  the Company's Series B Convertible
  Preferred Stock and approval of
  the issuance of Common Stock on
  conversion or pursuant to the
  terms of the Series B
  Convertible Preferred Stock;

3.Proposed approval of an amendment   / /     / /    / /
  to the Company's Restated Certificate
  of Incorporation;

4.Proposed approval of amendments to  / /    / /    / /
  the Company's 1995 Stock Incentive
  Plan;

5.Proposed approval of the selection   / /    / /   / /
  of Price Waterhouse LLP as auditors
  of the company for the year ending
  December 31, 1998.

6.In their discretion, upon the transaction of other business as may properly come before the meeting or any adjournments or postponments thereof.

MARK HERE FOR / /          MARK HERE IF / /
ADDRESS CHANGE             YOU PLAN TO
AND NOTE AT                ATTEND THE
LEFT                       MEETING


Signature: _____________________  Date ________

Signature: _____________________  Date ________

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If a corporation, please sign by president or other authorized officer an indicate title. If shares are registered in the names of joint tenants or trustees, each tenant or trustee is required to sign.